Exhibit 99.4

                     METTLER-TOLEDO INTERNATIONAL INC.
                           TENDER FOR EXCHANGE OF
                      4.85% SENIOR NOTES DUE 2010 FOR
                        4.85% SENIOR NOTES DUE 2010
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            THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE
          AT 5:00 P.M., NEW YORK CITY TIME, ON             , 2004
                 (THE "EXPIRATION DATE"), UNLESS EXTENDED.

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To Our Clients:

     Enclosed for your consideration is a prospectus, dated             ,
2004, of Mettler-Toledo International Inc. and a related letter of transmittal, that together constitute Mettler-Toledo International Inc.'s offer to exchange U.S.$1,000 principal amount of 4.85% Senior Notes due 2010, which have been registered under the Securities Act of 1933, as amended, of Mettler-Toledo International Inc., for each U.S.$1,000 principal amount of outstanding 4.85% Senior Notes due 2010 of Mettler-Toledo International Inc., of which U.S.$150,000,000 aggregate principal amount is outstanding.

     The materials relating to the exchange offer are being forwarded to you as the beneficial owner of outstanding securities carried by us for your account or benefit but not registered in your name. A tender of any outstanding securities may only be made by us as the registered holder and pursuant to your instructions. Therefore, we urge beneficial owners of outstanding securities registered in the name of a broker, dealer, commercial bank, trust company or any other nominee to contact such registered holder promptly if they wish to tender outstanding securities in the exchange offer.

     Accordingly, we request instructions as to whether you wish us to tender any or all such outstanding securities held by us for your account or benefit pursuant to the terms and conditions set forth in the prospectus and the letter of transmittal. We urge you to read carefully the prospectus and letter of transmittal and other material provided herewith before instructing us to tender your outstanding securities. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO EXCHANGE OUTSTANDING SECURITIES HELD BY US FOR YOUR ACCOUNT OR BENEFIT.

     Your instructions to us should be forwarded as promptly as possible in order to permit us to tender notes on your behalf in accordance with the provisions of the exchange offer.

     Your attention is directed to the following:

1.   The exchange offer will expire at 5:00 p.m., New York City time, on
                    , 2004, unless extended. Tendered outstanding securities may be withdrawn, subject to the procedures described in the prospectus, at any time prior to 5:00 p.m. New York City time, on the expiration date.

2. The outstanding securities will be exchanged for the exchange securities at the rate of U.S.$1,000 principal amount of exchange securities for each U.S.$1,000 principal amount of outstanding securities validly tendered and not validly withdrawn prior to the expiration date. The exchange securities will bear interest from the most recent interest payment date to which interest has been paid on the notes or, if no interest has been paid, from November 12, 2003. The form and terms of the exchange securities are identical in all material respects to the form and terms of the outstanding securities, except that the exchange securities have been registered under the Securities Act of 1933, as amended.

3. Notwithstanding any other term of the exchange offer, Mettler-Toledo International Inc. may terminate or amend the exchange offer as provided in the prospectus and will not be required to accept for exchange, or exchange any exchange securities for, any outstanding securities not accepted for exchange prior to such termination.

4. Any transfer taxes applicable to the exchange of the outstanding securities pursuant to the exchange offer will be paid by Mettler-Toledo International Inc., except as otherwise provided in the prospectus and in Instruction 8 of the letter of transmittal.

5. Based on an interpretation of the Securities Act by the staff of the Securities and Exchange Commission, Mettler-Toledo International Inc. believes that exchange securities issued pursuant to the exchange offer in exchange for outstanding securities may be offered for resale, resold and otherwise transferred by holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that

     (a) the holder is acquiring exchange securities in its ordinary course of business,

     (b) the holder is not engaging in and does intend to engage in a distribution of the exchange securities,

     (c) the holder is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the exchange securities,

     (d) the holder is not an "affiliate" of Mettler-Toledo International Inc., as such term is defined under Rule 405 of the Securities Act, and

     (e) the holder is not acting on behalf of any person who could not truthfully make these statements.

     To participate in the exchange offer, holders must represent to Mettler-Toledo International Inc. that each of these statements is true. If the holder is a broker-dealer that will receive exchange securities for its own account in exchange for outstanding securities that were acquired as a result of market-making activities or other trading activities, it must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange securities.

     If you wish to have us tender any or all of your outstanding securities, please so instruct us by completing and returning to us the form entitled "Instruction To Registered Holder And/Or Book-Entry Transfer Facility Participant From Beneficial Owner" attached hereto. An envelope to return your instructions is enclosed. If you authorize a tender of your outstanding securities, the entire principal amount of outstanding securities held for your account will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the expiration date.